REGISTRATION RIGHTS AGREEMENT

          THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of the 22nd day of March, 2002, by and among MSU Devices Inc., a Delaware corporation (the "Company") and the investors listed on Schedule A, each of which is hereinafter referred to as an "Investor."

                                    RECITALS:

          WHEREAS, the Company and the Investors are parties to the Note Purchase Agreement of even date herewith (the "Note Purchase Agreement") pursuant to which the Company has agreed to sell, and the Investors have agreed to purchase, convertible notes of the Company in an aggregate principal amount of up to $3,000,000 (the "Notes"), which Notes are convertible into the common stock, par value $.01 per share, of the Company (the "Common Stock"); and

          WHEREAS, the Company's and the Investors' respective obligations under the Note Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

     1.     Registration Rights. The Company covenants and agrees as follows:

          1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

               (a) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               (b) The terms "Form S-2" or "Form S-3" mean such registration form, under the Securities Act as in effect on the date hereof or any registration form(s) under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                (c) The term "Holder" shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 1.13 hereof.

                (d) The term "Initiating Holders" shall mean any Holder, or group of Holders acting together, who owns not less than fifty percent (50%) of the outstanding Registrable Securities. For purposes of such calculation, holders of Notes shall be considered to hold the shares of Common Stock then issuable upon conversion of such Notes.

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                (e) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Notes and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a Holder in a transaction in which his rights under this Section 1 are not properly assigned in accordance with Section 1.13.

                (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

                (h) The term "SEC" shall mean the Securities and Exchange Commission.

                (i) The term "Securities Act" means the Securities Act of 1933, as amended.

          1.2 Request for Demand Registration.

                (a) If the Company shall receive from the Initiating Holders at any time after July 31, 2002, a written request that the Company effect the registration of Registrable Securities with an anticipated aggregate offering price of at least $1,500,000, then the Company shall:

                    (i) within 20 days of the receipt thereof, give written notice of such request to all Holders; and

                    (ii) use its diligent best efforts to, as soon as practicable, effect the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with the Securities
Act) of, subject to the limitations of subsection 1.2(b), all Registrable Securities as are specified in such request by the Initiating Holders, together with all Registrable Securities requested by any other Holder or Holders to be included in such registration by written notice received by the Company within twenty (20) days of the Company's giving the notice required pursuant to clause
(i) above in accordance with Section 3.5.

                (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Company, the underwriter, a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof that have requested to participate in such registration, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

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                (c) Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 180 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                    (i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                    (ii) During the period starting with the date 60 days prior to the Company's good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a registration subject to Section 1.3 hereof; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-2 or Form S-3 pursuant to a request made pursuant to Section 1.12 below.

                (e) Notwithstanding the foregoing provisions of Section 1.2, if a majority in interest of the Initiating Holders elect not to sell all or any portion of the Registrable Securities pursuant to a demand registration statement filed pursuant to Section 1.2 (and not requested to be withdrawn by the Holders pursuant to Section 1.6) which has become effective, such demand registration right shall nonetheless be deemed satisfied.

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          1.3 Company Registration. If at any time the Company proposes to register, for its own account or the account of any other security holder of the Company (other than pursuant to Section 1.2), any of its stock or other securities in connection with the public offering of such securities solely for cash and the registration form to be used may be used for the registration of Registrable Securities (except for a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future), then the Company shall, at such time, promptly give each Holder written notice of such registration (a "Company Registration"). Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8 and provided that (unless otherwise agreed by the Company) Holders shall have together requested that Registrable Securities with an anticipated aggregate offering price of at least $500,000 be included in such Company Registration, use its diligent best efforts to include in such Company Registration (and any related qualification under blue sky laws or other compliance) all of the Registrable Securities that each such Holder has requested to be registered. The Company may in its sole discretion withdraw any Company Registration filed pursuant to this Section 1.3.

          1.4 Obligations of the Company. In the case of each registration effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and the completion thereof. In effecting each such registration, the Company shall, as expeditiously as reasonably possible:

                (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and to keep such registration statement effective until the sooner of up to 120 days or the completion of the distribution contemplated in the Registration Statement; provided, however, that
(i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-2 or Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415 under the Securities Act, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post- effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

                (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for a period of 120 days following the date such registration statement became effective (subject to the extension of this period as provided in subsection 1.4(a)). If, after a registration statement becomes effective, the Company advises the Holders that the registration statement is required to be amended under applicable federal securities laws, the Holders shall suspend any further sales of their Registrable Shares, until the Company advises them that the registration statements has been amended, but not more than 30 days. The 120- day time period referred to in this subsection during which the registration statement must be kept current after its effective date shall be extended for an additional number of business days equal to the number of business days during which the right to sell the Registrable Shares was suspended pursuant to the preceding sentence.

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

                (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify as a broker-dealer in any states or jurisdictions or to do business or to file a general consent to service of process in any such states or jurisdictions.

                (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities not later than the effective date of such registration.

          1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company any and all information reasonably requested by or on behalf of the Company, the underwriter or underwriters, if any, and the SEC or any other governmental authority including, but not limited to: (a) such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities, as shall be required to effect the registration of such Holder's Registrable Securities; and (b) the identity of and compensation to be paid to any proposed underwriter or broker-dealer to be employed in connection therewith.

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          1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions and stock transfer taxes incurred in connection with two demand registrations, filings or qualifications pursuant to
Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to
Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request following disclosure of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to a demand registration pursuant to Section 1.2.

          1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any Company Registrations for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders, but excluding underwriting discounts and commissions and stock transfer taxes relating to Registrable Securities.

          1.8 Underwriting Requirements. In connection with any Company Registration involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), subject to reductions in the number of shares to be registered as set forth below. If the total amount of securities, including Registrable Securities requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of Registrable Securities of any Holders included in the offering be reduced in order to include shares held by stockholders with no registration rights or (ii) the amount of Registrable Shares of the selling Holders included in the offering be reduced below 20% of the total amount of securities included in such offering..

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          1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act, the Exchange Act or any state securities law, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to and the Company shall not be liable for
(i) amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), (ii) any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person or (iii) any such loss, claim, damage, liability or action to the extent it arises out of or is based on any statement or omission, if, prior to the sale of Registrable Securities giving rise to such loss, claim, damage, liability or action, the Company shall have corrected such statement or omission in a subsequent preliminary or final prospectus or amendment or supplement thereto filed with the SEC and shall have otherwise complied with Section 1.4 hereof, and the Holder failed to deliver such document to the purchaser of its securities.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, the Exchange Act or any state securities law, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

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                (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, except to the extent that such indemnifying party has been materially prejudiced thereby in its ability to defend such action solely as a result of the failure to give such notice; provided, however, that the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

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                (e) Notwithstanding the foregoing, to the extent that the
provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                (f) The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                (g) No person guilty of fraudulent misrepresentations, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

                1.11 Reporting Requirements. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-2 or Form S- 3, the Company agrees that, until such time as the Holders no longer hold any Registrable Securities, it will, at its expense, use its best efforts to:

                (a) file on time such information, documents and reports as the SEC may require or prescribe for companies who are subject to Section 13 or
Section 15(d) of the Exchange Act and otherwise make publicly available (as understood and defined in Rule 144 under the Securities Act) such financial and other information as may be necessary or advisable in order to enable the Holders to be permitted to sell Registrable Securities pursuant to the provisions of Rule 144 (or any successor rule or regulation thereto or any statute hereafter adopted to replace or establish the exemption that is now covered by Rule 144);

                (b) if not then subject to Section 13 or Section 15(d) of the Exchange Act, upon the request of any Holder, make publicly available (as understood and defined in Rule 144) the information specified in subparagraph
(c)(2) of Rule 144, and will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rule 144 (or any successor rule or regulation thereto or any statute hereafter adopted to replace or establish the exemption that is now covered by Rule 144); and

                (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of this Section 1.11, (ii) a written statement that it qualifies as a registrant whose securities may be resold pursuant to Form S-2 or Form S-3 (at any time at which it so qualifies), (iii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and
(iii) such other information (but not an opinion of counsel) as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of Registrable Securities without registration.

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          1.12 S-2 and S-3 Registration. In case the Company shall receive a written request from the Holder or Holders of the Registrable Securities that the Company effect a registration on Form S-2 or Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                (b) use its diligent best efforts to effect, as soon as practicable, such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with the Securities
Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request of such Holder or Holders given within 20 days after mailing of notice pursuant to clause (a) above by the Company in accordance with Section 3.5; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 1.12: (1) if Form S-2 or S- 3 are not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and other such securities, if any, at an aggregate price to the public of less than $1,000,000; (3) if the Company has previously effected two registrations on a Form S- 2 or Form S-3 on behalf of the Holders;
(4) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-2 or S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-2 or Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; or (5) during the 180 day period after the effective date of, a registration of the Company's securities under the Securities Act; and

                (c) All expenses incurred in connection with registrations provided pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of a single counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13 Assignment of Registration Rights.

                (a) Subject to subsection 1.13(b), the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

                                       10
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                (b) For purposes hereof, the transfer of a Holder's rights under this Agreement (i) to a constituent partner or member of the transferor or (ii) to an entity controlling, controlled by or under common control with the transferor will be without restriction as to minimum stockholdings.

                (c) Other than as set forth above, the parties hereto hereby agree that the registration rights hereunder shall not be transferable or assigned and any contemplated transfer or assignment in contravention of this Agreement shall be deemed null and void and of no effect whatsoever.


          1.14 "Market Stand-Off" Agreement. Each Holder hereby agrees that, during the period of up to 180 days following the date of the first sale to the public pursuant to an underwritten registration by the Company, it shall not, to the extent requested by the Company and such underwriter, sell, transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period, except Common Stock included in such registration; provided, however, that all officers and directors of the Company and holders of 5% of the outstanding securities of the Company enter into similar agreements.

                In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares or other securities subject to the foregoing restriction until the end of such period.

                Notwithstanding the foregoing, the obligations described in this
Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.15 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate if all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90-day period.

     2. Certain Representations, Warranties and Covenants of the
Company.

          2.1 Delivery of Reports. The Company shall provide to each Holder, within 90 days of the end of each fiscal quarter of the Company, the Company's quarterly report on Form 10-Q for such fiscal quarter, and, within 120 days after the end of each of the Company's fiscal years, the Company's annual report on Form 10-K for such fiscal year.

                                       11
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          2.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities (including Registrable Securities that are issuable upon the conversion of the Notes), enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder
(a) to include such securities in any registration filed under Section 1.2 or
Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder's securities will not reduce the amount of the Registrable Securities of the Holders included in such registration or (b) to make a demand registration which could result in such registration statement being filed prior to the date set forth in subsection 1.2(a) or within 180 days of the effective date of any registration effected pursuant to Section 1.2.

          2.3 Registration Rights of Others. The Company represents and warrants that, as of the date hereof, no person has any enforceable right, by contract or otherwise, to require the Company to register any securities of the Company (including any securities issuable upon the conversion of any other security of the Company), except as expressed in the Investor Rights Agreements and Special Warrants executed by the Company in connection with the offering of special warrants consummated in January 2002 pursuant to the agency agreement between the Company and McFarlane Gordon Inc. dated December 21, 2001.

     3.     Miscellaneous.

          3.1 Successors and Assigns; No Third Party Beneficiaries

          . Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to conflicts of laws principles.

          3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                       12
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          3.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for such party set forth beneath such party's name on Schedule A (or at such other address for a party as shall be specified by like notice) and, in the case of the Company:

                    MSU Devices Inc.
                    2901 North Dallas Parkway
                    Suite 460
                    Dallas, Texas 75093
                    Fax: (972) 473-7805


          Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

          3.6 Amendments and Waivers. Other than with respect to Schedule A hereto (which may be amended by the Company pursuant to Section 2(b) of the Note Purchase Agreement to reflect additional Investors who have purchased Notes and who have agreed to become a party hereto by executing and delivering a counterpart signature page hereto in the form attached hereto as Schedule B), any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

          3.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.8 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          3.9 Termination. This Agreement shall terminate upon the conversion of all of the issued and outstanding Notes in connection with the Next Financing described in Section 5(b) of the Notes.

                    [SIGNATURE PAGE FOLLOWS]

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          IN WITNESS WHEREOF, the parties have executed this Registration Rights
Agreement as of the date first above written.


                             COMPANY:

                              MSU DEVICES INC.


                              By:  /s/ Patti J. Brown
                                   Patti J. Brown,
                                   Vice President and
                                   Chief Financial Officer



                              INVESTORS:
                              REDDLINE VENTURES INC.


                              By:  /s/ Jean Belanger
                                   Jean Belanger, President


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